                                                                    Exhibit 2(B)
                                                                    ------------
CONFORMED COPY

                               OPTION AGREEMENT


          OPTION AGREEMENT, dated as of May 24, 1995 (the "Agreement"), between
C. R. Bard, Inc., a New Jersey corporation ("Parent"), and MedChem Products, Inc., a Massachusetts corporation (the "Company").


                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Company, Parent and CRB Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Parent (the "Sub"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"); and

          WHEREAS, as a condition to Parent's and the Sub's willingness to enter into the Merger Agreement, Parent has required that the Company grant the Option (as hereinafter defined) to Parent and the Company has agreed to grant the Option to Parent upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Merger Agreement, the Company and Parent hereby agree as follows:

          I.   Grant of Option. A. The Company hereby grants to Parent an
               ---------------
exclusive and irrevocable option (the "Option") to purchase and acquire from the Company all of the outstanding common stock, par value $.10 per share (the "Gesco Stock"), of Gesco International, Inc., a Massachusetts corporation ("Gesco"), for an aggregate purchase price, payable in cash, equal to $65,000,000.

          B. Upon the exercise of the Option by Parent as provided herein, the Company shall sell, convey, assign, transfer and deliver to Parent, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto, all of the Gesco Stock.

          II.  Exercise of Option. A. The Option may be exercised by Parent by
               ------------------
giving the Exercise Notice referred to in Section 2(b) at any time prior to the Expiration Date (as defined in Section 12 hereof) if at any time prior to such exercise the Merger Agreement shall have been terminated under the circumstances specified in paragraphs 7.3(b)(i), (ii) or (iii) of the Merger Agreement, unless, at the time of such termination, Parent shall have been in material breach of its covenants or agreements contained in the Merger Agreement.

          B. In the event that Parent elects to exercise the Option, it shall give written notice to the Company of suchelection (the "Exercise Notice"). The closing of the purchase of the Gesco Stock (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, on the date and at the time (the "Closing Date") designated by Parent in its Exercise Notice (which date and time shall be not earlier than one business day and not later than ten business days after the date on which the Exercise Notice is delivered); provided, however, that (x) in the event that any
                               --------  -------
action, suit or proceeding shall have been instituted and be pending which seeks to prohibit, restrict or delay the full exercise of the Option or otherwise to limit the rights of Parent with respect to the Gesco Stock, then Parent shall be entitled to postpone the Closing to any date and time specified by Parent which is not later than 30 days following the resolution of such action, suit or proceeding, and (y) in the event that any action, suit or proceeding shall have been instituted and be pending which is based, in whole or in part, on allegations that, in granting the Option, the directors of the Company breached their fiduciary duty to the stockholders of the Company, then the Company shall be entitled to postpone the Closing to any date and time specified by the Company which is not later than 30 days following the resolution of such action, suit or proceeding; provided, further, however, that should any of the following
                    --------  -------  -------
events occur:

               1. the purchase of the Gesco Stock cannot be completed by reason of any applicable law or regulation, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act");

               2. the purchase of the Gesco Stock cannot be completed by reason of the failure to have obtained any necessary consents; or

               3. the Option cannot be exercised by reason of any injunction, order or similar restraint issued by a court of competent jurisdiction;

then the Closing shall take place at any date and time specified by Parent, except that the Closing shall not take place earlier than, nor more than 30 days following, the cessation of any such event.

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          III. Payment of Purchase Price; Conveyances. In the event that Parent
               --------------------------------------
exercises the Option:

          A. At the Closing, Parent shall make payment to the Company in respect of its purchase of the Gesco Stock by delivering immediately available funds to the order of the Company in the amount of the Purchase Price specified in Section 1 hereof.

          B. At the Closing, the Company shall deliver or cause to be delivered to Parent certificates representing the Gesco Stock, duly endorsed for transfer to Parent or accompanied by stock powers duly executed in favor of Parent, with accompanied signatures guaranteed by a commercial bank, trust company or member firm of the National Association of Securities Dealers, Inc. with all necessary stock transfer stamps attached thereto, prepaid by the Company, and any other applicable stock transfer taxes or governmental charges on the transfer prepaid by the Company.

          C. At the Closing, the Company shall (i) transfer to Parent all contracts, agreements, commitments, books, records and other data relating to Gesco and (ii) simultaneously with such deliveries, take all additional steps as may be necessary to put Parent in possession and operating control of Gesco.

          D. From time to time after the Closing Date, the Company shall, at its own expense, execute and deliver such other instruments of sale, transfer, assignment, conveyance and delivery, and shall take such other actions as Parent may reasonably request, in order more effectively to sell, transfer, assign, convey and deliver the Gesco Stock to Parent, or to enable Parent to exercise and enjoy all rights and benefits with respect thereto and to Gesco.

          E. Prior to the Closing Date, the Company shall make arrangements with Fleet Bank of Massachusetts, N.A. ("Fleet Bank"), or its successor or assign, for the release of any security interest, lien or other encumbrance in or with respect to the Gesco Stock which Fleet Bank, or its successor or assign, may have pursuant to the Revolving Credit and Term Loan Agreement, dated as of July 31, 1992, as amended, by and among the Company, its subsidiaries and Fleet Bank, or any refinancing thereunder (the "Fleet Financing"), so that on the Closing Date the Company will be able to deliver the Gesco Stock to Parent free and clear of all such encumbrances. Such arrangements may include payments or prepayments of the principal outstanding, including interest accrued or premium, if any, on the outstanding borrowings under the Fleet Financing.

          IV.  Covenants; Conduct of the Optioned Business. The Company
               -------------------------------------------
covenants and agrees that, except as required by this Agreement, the Merger Agreement or otherwise consented to in writing by Parent, from the time of termination of the Merger Agreement until the Expiration Date, the Company shall:

          A. conduct the operations of Gesco only in, and shall not permit Gesco to take any action except in, the ordinary course of business consistent with past practice, and will use all reasonable efforts to preserve intact the businessorganization, assets, prospects and advantageous business relationships of Gesco, to keep available the services of the officers and employees of Gesco, and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers, business partners and others having business relationships with Gesco;

          B. maintain the books, accounts and records relating to Gesco in the usual, regular and ordinary manner on a basis consistent with prior years, comply with all material laws and contractual obligations applicable to Gesco and perform all material obligations relating to the business of Gesco without default;

          C. use its reasonable best efforts not to permit any event to occur that would result in any of its representations and warranties contained in this Agreement not being, except as contemplated by this Agreement, true and correct in all material respects on and as of the date of the Closing; and

          D. keep Parent informed as to the affairs of Gesco (including furnishing to Parent to the extent requested copies of all financial and other reports or statements prepared in the regular course of business (for internal or external purposes) of Gesco) and immediately notify Parent of any material adverse effect on the business, assets, properties, results of operations or financial condition of Gesco (a "Material Adverse Effect") or the occurrence of any event that would make any of the representations or warranties of the Company herein or contemplated hereby false or inaccurate in any material respect.

          V.   Further Covenants; Conduct of the Optioned Business. The Company
               ---------------------------------------------------
covenants and agrees that, except as required by this Agreement, the Merger Agreement or otherwise consented to in writing by Parent, so long as this Agreement shall remain in effect, the Company shall:

          A. refrain from taking any action or from entering into any agreement which would (i) be violated by the consummation of the transactions contemplated by this Agreement or (ii) have the effect of preventing or disabling the Company from promptly delivering the Gesco Stock to Parent upon exercise of the Option or otherwise performing its obligations under this Agreement;

          B. not, and shall not permit Gesco to, pledge (except as contemplated by the Fleet Financing), sell, transfer, dispose of or otherwise encumber any shares of capital stock of Gesco or issue, sell or transfer any option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or Gesco to issue, sell ortransfer any shares of capital stock of Gesco or (ii) restricts the transfer of Gesco stock;

          C. not pledge (except as contemplated by the Fleet Financing), sell, lease, transfer, dispose of or otherwise encumber any material property or assets of Gesco other than in the ordinary course of business of Gesco;

          D. not permit Gesco to issue, sell or transfer any additional shares of capital stock; and

          E. not permit Gesco to pay any dividends whether in cash, property, capital stock of Gesco or debt of any kind of Gesco.

          VI. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

          A. Each of the Company and Gesco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except for such failures to be so qualified or licensed which would not have a Material Adverse Effect.

          B. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company. Subject to compliance with the HSR Act and except as set forth on the Disclosure Schedule attached as Exhibit C to the Merger Agreement (the "Disclosure Schedule"), the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and compliance by the Company with any of the provisions hereof will not breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such breach, violation, default, right of termination, cancellation, acceleration, loss or creation, a "Violation") pursuant to, (x) any provision of the Articles of Organization or By-laws of the Company or the Articles of Organization or By-laws of Gesco or (y) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filing referred to in the followingsentence, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.1(m) of the Merger Agreement) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or Gesco or their respective properties or assets except Violations under clause (y) which do not or would not reasonably be expected to have a Material Adverse Effect. Except as set forth on the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or Gesco in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, the failure to obtain which would have a Material Adverse Effect, except for possible filings by the Company under the HSR Act.

          C. All of the shares of Gesco Stock have been validly issued and are fully paid and nonassessable and are owned directly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for the security interest held by Fleet Bank in the Gesco Stock, which security interest will be released as specified in Section 3(f) hereof. As of the date of this

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     Agreement and other than this Agreement, the Company has no outstanding options, warrants, subscriptions or other rights, agreements or commitments which either (i) obligate the Company or Gesco to issue, sell or transfer any shares of the capital stock of Gesco or (ii) restrict the transfer of the Gesco Stock.

          D. The representations and warranties made by the Company to Parent and Sub in the Merger Agreement are true and correct in all material respects.

          VII. Representations and Warranties of Parent. Parent hereby
               ----------------------------------------
represents and warrants to the Company as follows:

          A. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except for such failures to be so qualified or licensed which wouldnot have a material adverse effect on the ability of Parent to perform its obligations hereunder.

          B. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent.

          C. The Gesco Stock to be acquired upon exercise of the Option will not be acquired by Parent with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

          VIII.     Taxes. A. The Company shall be responsible for and shall
                    -----
indemnify and hold Parent, its subsidiaries and Gesco harmless against all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, withholding and any other taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts ("Taxes") (except those specified in Section 14(b) hereof) (i) with respect to Gesco and the business and assets of Gesco for all taxable periods ending (or deemed to end pursuant to this paragraph) on or before the Closing Date (the "Pre-Closing waxes"); (ii) any and all Taxes resulting from Gesco having been (or ceasing to be) included in any affiliated, consolidated, combined or unitary Tax Return that included the Company and Gesco (or any predecessor) for any taxable period (or portion thereof) ending on or before the Closing Date (including without limitation any liability for Taxes resulting from a "deferred intercompany transaction", within the meaning of Treasury Regulation
     Section 1.1502-13(a)(2) (or any analogous or similar provision under state, local or foreign law), that occurred on or before the Closing Date); (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group (other than Gesco) of which Gesco (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of Gesco pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation; (iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which Gesco was obligated, or was a party, on or prior to the Closing Date . The Company's obligation pursuant to the preceding sentence shall be reduced by the amount of reserves for the payment of tax liabilities reflected on its most recent balance sheet filed with the Securities and Exchange Commission (the "SEC"). Parent shall be responsible for and shall indemnify and hold the Company harmless against all Taxes with respect to Gesco and the business and assets of Gesco for all taxable periods beginning (or deemed to begin pursuant to this paragraph) afterthe Closing Date (the "Post-Closing Taxes"). Any Taxes for a taxable period beginning before the Closing Date and ending after such date shall be deemed for the purposes of this paragraph to be apportioned between a taxable period ending on the Closing Date and a taxable period beginning after the Closing Date based, where relevant, on the actual operations of the business of Gesco in such periods. Whenever in accordance with this Section 8 Parent shall be required to pay the Company an amount in respect of Post-Closing Taxes or the Company shall be required to pay Parent an amount in respect of Pre-Closing Taxes, subject to the parties' right to dispute the amount of such Taxes, such payments shall be made on or prior to the date which is the later of 10 days after the request therefor is made or 10 days before the requesting party is required to pay or cause to be paid the related tax liability. For purposes of this Section 8, all Taxes of the Company resulting from the sale of the Gesco Stock, including, without limitation, any Taxes resulting from an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable provision under state or local law, but excluding any Taxes referred to in
     Section 14(b), shall be treated as Pre-Closing Taxes.

          B.   1.  "Tax Return" shall mean any return, declaration, report,
                    ----------
     claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. The Company shall cause to be prepared and timely filed all Tax Returns which include or are filed by Gesco which are due on or before the Closing Date. The Company shall cause to be prepared and Parent shall cause to be timely filed (and shall provide to the Company a true copy of each such Tax Return as filed and evidence of the timely filing thereof) all Tax Returns of Gesco which are due on or after the Closing Date for any taxable period which ends on or before the Closing Date. The Company shall cause to be prepared and, subject to Parent's approval, which approval shall not be unreasonably withheld, Parent shall cause to be timely filed (and shall provide to the Company a true copy of each such Tax Return as filed and evidence of the timely filing thereof) all Tax Returns for taxable periods beginning before and ending after the Closing Date and all returns of Taxes required to be filed after the Closing Date which include periods prior to the Closing Date.

               2. Parent shall timely pay or cause to be paid all Taxes for the periods to which the returns filed or caused to be filed by Parent pursuant to the third sentence of Section 8(b)(i) relate. The Company will pay to Parent an amount equal to the Taxes due with respect to any such returns to the extent such Taxes are Pre-Closing Taxes, but only to the extent such Pre-Closing Taxes exceed the sum of (x) the amount of tax payments made on or prior to the Closing Date with respect to each such return (the "Estimated Payments") and (y) amounts reflected on its mostrecent balance sheet filed with the SEC as reserves for the payment of tax liabilities to the extent such reserves relate to Pre-Closing Taxes. To the extent the Estimated Payments exceed the Pre-Closing Taxes due with respect to such returns, Parent shall promptly pay to the Company such amount.

          C. 1. Upon request of the Parent, with respect to the sale of the Gesco Stock, the Company and Parent shall jointly make a Section 338(h)(10) Election (as defined below) in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible and as set forth herein. Parent and the Company agree to report the transfers under this Agreement consistent with such election, and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in
     Section 1313(a) of the Code. If, as a result of Parent's having elected to make such a Section 338(h)(10) Election, the Company's tax liability is greater than it would have been if such
     Section 338(h)(10) Election had not been made with respect to the sale of the Gesco Stock, then Parent shall gross up the Purchase Price so as to make the Company whole with respect to such additional tax liability.

               2. Parent shall be responsible for the preparation and filing of all Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Company at least 45 days prior to the date such Section 338 Forms are required to be filed. The Company shall execute and deliver to Parent such documents or forms (including executed Section 338 Forms) as are required by any laws in order to properly complete the Section 338 Forms at least 25 days prior to the date such Section 338 Forms are required to be filed.

               3. Parent shall reasonably determine the fair market value of the assets of Gesco and the allocation of the Purchase Price (as required pursuant to section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the "Allocation"). Parent shall deliver to the Company a schedule setting forth the Allocation as soon as practicable after the Closing Date (the "Allocation Schedule"). If the Allocation would have a material adverse effect on the Company then the Company shall be entitled to have the Company's reasonable comments incorporated into the Allocation Schedule. The Company and Parent shall file all Tax Returns consistently with the Allocation Schedule.

               4. "Section 338 Forms" means all returns, documents, statements, and other forms that are required tobe submitted to any federal, state, county or other local taxing authority in connection with a
     Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Section 1.338-1 or Section 1.338(h)(10)-1 of the U.S. Treasury Regulations.

               5. "Section 338(h)(10) Election" means an election described in Section 338(h)(10) of the Code (where applicable) with respect to Parent's acquisition of the Gesco Stock pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under any other relevant tax laws (e.g., state laws) for which a separate election is
                              ----
     permissible with respect to Parent's acquisition of the Gesco Stock pursuant to this Agreement.

          D. Any refunds of Pre-Closing Taxes (including any interest thereon) received by Gesco or Parent in respect of Pre-Closing taxes paid by Gesco shall be for the benefit of the Company. Parent shall use reasonable efforts to obtain such refunds provided that the Company agrees to pay all costs and expenses of obtaining such refunds, and Parent shall, or shall cause Gesco to, pay over to the Company any such refunds immediately upon receipt thereof. Any refunds of Post-Closing Taxes received by Parent or Gesco shall be retained by Parent.

          E. After the Closing Date, Parent and the Company shall make available to the other, as reasonably requested, and to any taxing authority in the event requested by the other, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Gesco for all periods ending prior to or including the Closing Date and shall preserve all such information, records, and documents until the expiration of any applicable statute of limitations or extensions thereof.

          F. Parent shall promptly notify the Company in writing upon receipt by Parent, any affiliate of Parent or Gesco of notice of any pending or threatened audits or assessments of Taxes that may affect the amount of Pre-Closing Taxes. The Company and Parent shall jointly represent Gesco's interests in any tax audit or administrative or court proceeding (a "Proceeding") to the extent such Proceeding relates to taxable periods beginning before and ending after the Closing Date. The Company shall have the sole right to represent Gesco in any Proceeding to the extent such Proceeding relates solely to Pre-Closing Taxes. Parent shall have the sole right to represent Gesco in any Proceeding to the extent such Proceeding relates solely to Post-Closing Taxes.

          G. With respect to any Taxes for which an indemnification obligation may arise under this Section 8, such indemnification obligation shall survive until the expiration of the statute of limitations applicable thereto.
          IX.  Consents and Approvals; Filings. A. Subject to the terms and
               -------------------------------
conditions provided herein, each of the parties hereto agrees to use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including (i) giving all required notices and using all reasonable efforts to obtain prior to the Closing all necessary licenses, permits, waivers, consents, approvals, authorizations, qualifications and orders of governmental authorities and other persons as are required to be obtained in order to enable the parties to perform their respective obligations hereunder, including, without limitation, all consents and approvals required to permit the Company to make the transfers contemplated herein and to enable Parent to enjoy after the Closing all rights and benefits presently enjoyed by the Company in respect of Gesco (provided that no contract may be amended or otherwise modified to
       --------
increase the amount payable thereunder in order to obtain any such waiver, consent, approval or authorization without obtaining the prior written consent of Parent) and (ii) defending all suits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

          B. The parties hereto will each timely and promptly make all filings which are required under the HSR Act and any other applicable statute, law or regulation of any governmental authority or regulatory body. The Company will furnish Parent with such necessary information and reasonable assistance as it may request in connection with its preparation of necessary filings or submissions of information to any governmental authority, including, without limitation, any filings necessary under the foregoing laws. The Company will supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and any governmental authority or members of their respective staffs with respect to this Agreement and the transactions contemplated hereby (other than filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

          X.   Specific Performance. The Company acknowledges that there is no
               --------------------
adequate remedy at law for a breach of this Agreement and that the Option granted to Parent under this Agreement is unique and that money damages are an inadequate remedy for breach of this Agreement. Therefore, the Company agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement in the event of any breach by the Company hereunder.

          XI.  Further Assurances. In the event that Parent exercises the
               ------------------
Option, each of the parties hereto will execute and deliver all such further documents and instruments and take allsuch further actions as may be necessary in order to consummate the transactions contemplated hereby.

          XII. Expiration. If the Option has not been exercised, it shall expire
               ----------
and this Agreement shall have no further force or effect, upon the earlier of:

          A.   the Effective Time (as defined in the Merger Agreement); or

          B. the date 30 days after termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to Section 7.1(b) or Section 7.1(f) (if at the time of the meeting of stockholders referred to therein there shall exist a proposal with respect to a Business Combination (as defined in the Merger Agreement) with respect to the Company); or

          C. the date which is ten months after termination of the Merger Agreement pursuant to Section 7.1(b) or Section 7.1(f) (if at the time of the meeting of stockholders referred to therein there shall exist a proposal with respect to a Business Combination with respect to the Company); or

          D. immediately upon any legal, regulatory or judicial restriction or restraint on the exercise of the Option becoming permanent and no longer subject to appeal.

     The time of such expiration is referred to herein as the "Expiration Date".

          XIII.     Termination.  A. Parent may terminate this Agreement (i) at
                    -----------
any time prior to exercise of the Option pursuant to Section 2 of this Agreement, or (ii) after exercise of the Option pursuant to this Agreement, if Parent shall have postponed the Closing as a result of the existence of any event referred to in clauses (i), (ii) or (iii) of Section 2(b) hereof for a period of greater than 60 days following the date of the exercise of the option.

          B. The Company may terminate this Agreement at any time following the rendering of a final, non-appealable determination against the board of directors of the Company by a court of competent jurisdiction in any action, suit or proceeding referred to clause (y) of Section 2(b) hereof.

          XIV. Expenses.  A. Whether or not the transactions contemplated by
               --------
this Agreement are completed and except as otherwise contemplated in the Merger Agreement each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, fees and disbursements of counsel and accountants.
          B. The Company shall pay, or cause to be paid, all transfer Taxes or fees, recordation or similar Taxes or fees, deed, stamp or other Taxes, recording charges, fees, or other similar cost or expense of any kind required in connection with the effectuation of the transactions contemplated by this Agreement (including the Elections), whether such Tax or fee is imposed on Parent, the Company or Gesco.

          XV.  Transition Arrangements. A. Certain areas of dependency by Gesco
               -----------------------
on assets or services provided by the Company or any of its subsidiaries other than Gesco or by third parties under contract to the Company or its subsidiaries other than Gesco, such as data processing, accounting services, distribution services, warehouse facilities and journal fulfillment services, will not be transferred or immediately available to Parent upon the consummation of its purchase of Gesco pursuant to the Option. The Company agrees to permit the continued use of such assets and to continue to provide or cause to be provided such services to Gesco after the Closing on the same basis and for the same basis of compensation as such services or assets are currently provided to Gesco (or, if there is currently no such basis of compensation, then at cost) and until alternative arrangements can reasonably be made by Parent, but no more than six months.

          B. Certain areas of dependency by the Company or any of its subsidiaries other than Gesco on assets or services provided by Gesco, such as office space and distribution services, will be transferred or immediately available to Parent upon the consummation of its purchase of Gesco pursuant to the Option. Parent agrees to permit the continued use of such assets and to continue to provide or cause to be provided such services to the Company and its subsidiaries after the Closing on the same basis and for the same basis of compensation as such services or assets are currently provided to the Company and its subsidiaries (or, if there is currently no such basis of compensation, then at cost) and until alternative arrangements can reasonably be made by the Company, provided that the Company and its subsidiaries (other than Gesco) shall
         --------
not be required to provide or cause to be provided such services or assets for a period of more than six months following the Closing.

          C. The foregoing arrangements are collectively referred to herein as the "Transition Arrangements".

          XVI. Parties in Interest; Assignability. A. This Agreement shall be
               ----------------------------------
binding upon and is solely for the benefit of the parties hereto and their respective successors and assigns, and nothing express or implied herein is intended or shall be construed to confer upon any other person any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          B. This Agreement shall not be assignable by the Company without the prior written consent of Parent or by Parent without the prior written consent of the Company, except thatParent may assign any of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or to any of its other affiliates, provided that any such subsidiary
                                --------
or affiliate agrees in writing to be jointly and severally liable with Parent for the performance of Parent's obligations hereunder.

          XVII.     Amendments; Waivers.  This Agreement may not be amended,
                    -------------------
supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any document delivered or to be delivered pursuant hereto or in connection herewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          XVIII.    Notices.  All notices, requests, claims, demands and other
                    -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by telegram, telex or other standard form of telecommunication, or by registered or certified mail (postage prepaid, return receipt requested) at the addresses set forth below:

     If to the Company:

               MedChem Products, Inc.
               232 West Cummings Park
               Woburn, Massachusetts 01801
               Attention:  Edward J. Quilty

     with a copy to:

               Hale and Dorr
               60 State Street
               Boston, Massachusetts 02109
               Attention:  Steven Singer, Esq.

          and

               Rosenman & Colin
               575 Madison Avenue
               New York, New York  10022-2585
               Attention:  Edward Cohen, Esq.

     If to Parent:

               C. R. Bard, Inc.
               730 Central Avenue
               Murray Hill, New Jersey 07974
               Attention:  Richard A. Flink

     with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017-3954
               Attention:  Philip T. Ruegger III, Esq.

or to such other address as any party may furnish to the other parties by written notice in accordance herewith.

          XIX. Governing Law. This Agreement shall be governed by, and construed
               -------------
and interpreted in accordance with, the substantive laws of the State of New Jersey applicable to contracts made and to be performed in such state without giving effect to the principles of conflict of laws thereof.

          XX.  Counterparts. This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          XXI. Effect of Headings. The Section headings contained in this
               ------------------
Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          XXII.     Nonsurvival. The representation and warranty of the Company
                    -----------
in Section 6(d) of this Agreement shall not survive, and shall terminate as of, the Closing hereunder.

          IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed on the day and year first above written.


                                       MEDCHEM PRODUCTS, INC.


                                       By:   /s/ Edward J. Quilty
                                            ---------------------
                                       Name:  Edward J. Quilty
                                            Title:  President & CEO


                                       C. R. BARD, INC.


                                       By:   /s/ Richard A. Flink
                                            ---------------------
                                       Name:  Richard A. Flink
                                            Title:  Vice-President